Exhibit 5.1

99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460 www.lw.com FIRM / AFFILIATE OFFICES

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15 May 2024	Century City	Paris
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Madrid

Mereo BioPharma Group plc

4th Floor

One Cavendish Place

London W1G 0QF

United Kingdom

Re:	Mereo BioPharma Group plc (the “Company”) – Registration Statement on Form S-3 Exhibit 5.1

We have acted as English legal advisers to the Company, a public limited company incorporated in England and Wales in connection with the preparation and filing of a registration statement on Form S-3 to which this opinion letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”), pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), on 15 May 2024.

The Registration Statement has been filed in connection with the registration for issuance, offering, sale and delivery from time to time of ordinary shares in the capital of the Company with a nominal value of £0.003 per share (“Ordinary Shares”), including Ordinary Shares in the form of American Depositary Shares each representing five (5) Ordinary Shares (“ADSs”) up to a total dollar amount of $175,000,000 (the “New Ordinary Shares”), of which a total dollar amount of $50,000,000 of New Ordinary Shares, in the form of ADSs, may be issued and sold under a sales agreement with Jefferies LLC dated 15 May 2024 (the “Sales Ordinary Shares” and, together with the New Ordinary Shares, the “Shares”) (the “Sales Agreement”).

1.	INTRODUCTION

1.1	Purpose

In connection with the Registration Statement we have been asked to provide an opinion on certain matters, as set out below. We have taken instructions in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

15 May 2024

1.3	Legal review

For the purpose of issuing this letter, we have examined such matters of fact and questions of law as we have considered appropriate. We have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	an online search at the UK Companies House in respect of the Company conducted on 15 May 2024;

(b)	an enquiry at the Central Registry of Winding Up Petitions, London on 15 May 2024 at 10:21 a.m. (London time) with respect to the Company ((a) and (b) together, the “Searches”);

(c)

a PDF executed copy of the minutes of a meeting of the board of directors of the Company dated 3 December 2020 approving the establishment of a financing and share allotment committee of the board of directors of the Company (the “Financing Committee”);

(d)

a PDF executed copy of the written resolutions of the board of directors of the Company dated: (i) 2 August 2021 approving the terms of reference of the Financing Committee; and (ii) 2 June 2023 adopting revised terms of reference of the Financing Committee, together with such terms of reference;

(e)

a PDF executed copy of the written resolutions of the board of directors of the Company dated 14 May 2024, authorising, among other things, the preparation and filing of the Registration Statement and the execution of the Sales Agreement;

(f)	a PDF executed copy of the minutes of the annual general meeting of shareholders of the Company held on 22 May 2023 (the “General Meeting Minutes”) which included resolutions, amongst others:

(i)

authorising the board of directors of the Company, for the purposes of section 551 of the Companies Act 2006 (the “Companies Act”), to allot shares in the Company, and to grant rights to subscribe for or convert any security into shares in the capital of the Company up to a maximum aggregate nominal amount of £2,494,456.76 (“Equity Securities”); and

(ii)	disapplying section 561 of the Companies Act in respect of the allotment of Equity Securities or the sale of treasury shares up to an aggregate nominal amount of £2,494,456.76,

(together, the “2023 Resolutions”);

(g)	a PDF copy of the New York law governed Sales Agreement

(h)	a PDF copy of the certificate of incorporation of the Company dated 10 March 2015 and certificate of incorporation on re-registration of the Company dated 23 June 2016;

(i)

a PDF copy of the articles of association of the Company which were adopted by special resolution passed on 16 May 2022 and amended by a special resolution passed on 18 December 2023 (the “Articles of Association”); and

(j)	a PDF copy of the draft Registration Statement as at 15 May 2024 and to be filed with the SEC on 15 May 2024.

15 May 2024

1.4	Applicable law

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by, and shall be construed in accordance with, English law, and relate only to English law as applied by the English courts as at today’s date. In particular:

(a)

we have not investigated the laws of any country other than England and we assume that no foreign law, (including, for the avoidance of doubt, European Union law on and after 1 January 2021), affects the opinion stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinion given in this letter is given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and is subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 2 (Opinion) below and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended and supplemented, having become effective under the Securities Act and continuing to be so effective;

(b)

the directors of the Company at the time of any allotment and issue of Shares being duly authorised pursuant to the articles of association of the Company in force at the time of such allotment and issue, the Companies Act and any relevant authority given by the members of the Company to allot such Shares and any rights of pre-emption under such articles of association or the Companies Act in respect of such allotment having been validly disapplied;

(c)	the directors of the Company (or a duly authorised committee thereof) having validly resolved to allot the Shares;

(d)	the receipt in full of payment for the Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) of not less than the aggregate nominal value for such Shares;

(e)	in relation to the Sales Ordinary Shares only, the Sales Agreement having become unconditional in all respects; and

(f)	valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered in accordance with the terms of the Registration Statement and as described therein, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof) and will not be subject to any call for payment of further capital.

15 May 2024

3.	EXTENT OF OPINION

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the transactions contemplated by the Registration Statement.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	RELIANCE AND DISCLOSURE

This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out in this paragraph 4, may not be furnished to, or assigned to or relied upon by, any other person, firm or entity for any purpose (including, without limitation, by any person, firm or other entity that acquires Shares from the Company), without our prior written consent, which may be granted or withheld in our discretion.

Sincerely

/s/ LATHAM & WATKINS

SCHEDULE 1

ASSUMPTIONS

The opinion in this letter has been given on the basis of the following assumptions:

(a)

the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that in the case of a document signed electronically, the person signing it intended to sign and be bound by the document;

(c)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(d)	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than English law;

(e)

that the Articles of Association remain in full force and effect, and no alteration has been made or will be made to the Articles of Association, in each case prior to any date on which Shares are allotted or issued (each such date being an “Allotment Date”);

(f)	that a complete prospectus supplement will have been prepared and filed with the SEC describing the Shares offered before each Allotment Date;

(g)

that all documents, forms and notices which should have been delivered to the UK Companies House in respect of the Company have been so delivered, that the results of the Searches are complete and accurate, and that the position has not changed since the times at which the Searches were made and that the results of the Searches will remain complete and accurate as at each Allotment Date;

(h)	that the Sales Agreement (and the other documents referred to therein) remains accurate and complete and has not been amended, terminated or otherwise discharged as at the date of this letter;

(i)	that each of the persons executing the Sales Agreement on behalf of the relevant parties thereto executed an identical final version of such document, in each case in the form reviewed by us;

(j)

the absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings, amending, rescinding or modifying or suspending any of the terms of the Sales Agreement or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of the Sales Agreement;

(k)	that all requirements and conditions precedent for the Sales Agreement to be entered into have been satisfied;

(l)

that: (i) the proceedings and resolutions described in the minutes of the meetings of the board of directors of the Company and of the Financing Committee were duly conducted as so described, and that the meetings referred to therein were duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote), a quorum was present throughout, the requisite majority of directors voted in favour of approving the resolutions and such resolutions were duly adopted, and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at each Allotment Date, and (ii) the resolutions described in the written resolutions of the board of directors of the Company were duly passed as written resolutions of the board of directors of the Company and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote) and such resolutions were duly adopted, and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

(m)

that the proceedings and resolutions (including, for the avoidance of doubt, the 2023 Resolutions) described in the General Meeting Minutes provided to us were duly conducted as so described and that the meeting referred to therein was duly constituted and convened and all constitutional, statutory and other formalities were duly observed, a quorum was present throughout, the requisite majority of shareholders voted in favour of approving the resolutions and the resolutions passed thereat were duly adopted, have not been and will not be revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

(n)

that as at each Allotment Date, the authority granted pursuant to the 2023 Resolutions will remain unutilised to the extent necessary to permit such allotment and issue of Shares, or if at any Allotment Date, the 2023 Resolutions have expired, the Company in general meeting duly and validly having resolved (i) as an ordinary resolution to authorise the board of directors of the Company pursuant to section 551 of the Companies Act to allot such Shares, and (ii) as may be required, as a special resolution to empower the directors of the Company pursuant to section 570 or section 571 (as applicable) of the Companies Act to allot such Shares, free of the restrictions in section 561 of the Companies Act, and such resolutions and authorities remaining in full force and effect and not having expired, been rescinded or amended;

(o)

that any subsequent general meeting referred to in (j) above will be validly constituted, convened and conducted in accordance with the Articles of Association, that all constitutional, statutory and other formalities will be observed at the general meeting in connection with the passing of the resolutions and no such resolution will have been revoked or varied prior to each Allotment Date and will remain in full force and effect at each Allotment Date;

(p)

that at the time of each allotment and issue of any Shares, the Company shall have received “cash consideration” (as such term is defined in section 583(3) of the Companies Act) in full, equal to the subscription price payable for such Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all such Shares shall have been fully paid up as to their nominal value and any premium thereon as at each Allotment Date;

(q)

that immediately prior to each Allotment Date, the directors of the Company had or shall have sufficient authority and powers conferred upon them to allot and issue such Shares under section 551 of the Companies Act and under section 570 or section 571 (as applicable) of the Companies Act as if section 561 of the Companies Act did not apply to such allotment and issue, and the directors of the Company shall not allot or issue (or purport to allot or issue) Shares in excess of such powers or in breach of any other limitation on their power to allot and issue Shares;

(r)

that no Shares shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency);

(s)

that any allotment and issue of Shares will be duly made in accordance with both the Articles of Association (as may be amended), the Companies Act and the applicable law, rules and regulations in force at the time of such allotment and issue, including without limitation, the rules of any stock exchange on which the Company’s securities may be traded;

(t)

that there is, at each Allotment Date, no matter affecting the authority of the directors to issue and allot the Shares which would have any adverse implications in relation to the opinion given above;

(u)

that the Sales Agreement and all obligations thereunder have been entered into and the Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there will be reasonable grounds for believing that the entry into the Sales Agreement and the allotment and issue of the Shares will promote the success of the Company for the benefit of its members as a whole;

(v)

that in relation to the allotment and issue of the Shares, the directors of the Company have acted and will act in the manner required by section 172 of the Companies Act (Duty to promote the success of the Company), and there has not and will not be any bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company in relation to any allotment and issue of Shares;

(w)

that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, Shares or other securities;

(x)	that in issuing and allotting Shares, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

(y)

that the Company has complied and will comply with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that each allotment and issue of Shares will be consistent with all such laws and regulations;

(z)

that except to the extent expressly set out in the opinion given in this letter no consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution, delivery and performance of the Registration Statement by the Company or if such consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits; and

(aa)	that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for:

(i)	the liquidation, administration, winding up, dissolution, reorganisation, or bankruptcy or similar procedures in other relevant jurisdictions, of; or

(ii)	the commencement of a moratorium in respect of; or

(iii)	the appointment of a liquidator, receiver, trustee, administrator, administrative receiver, monitor or similar officer of,

the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution, moratorium or administration order, application or filing or appointment of a liquidator, receiver, administrator, administrative receiver, monitor or similar officer has been made with respect to the Company) and such actions and steps will not have been taken as at any Allotment Date.

SCHEDULE 2

RESERVATIONS

The opinion in this letter is subject to the following reservations:

(a)

the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition, filing or order has been presented or made, a monitor or receiver appointed, a company voluntary arrangement proposed or approved or a moratorium or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)

(i)	any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes, restructuring plans or analogous circumstances; and

(ii)

an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)

it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it; and

(e)

we have not undertaken any consideration, analysis or assessment of whether the National Security & Investment Act 2021 (“NS&IA”) may or will apply to any of the transactions contemplated herein for the purposes of the opinions in this letter. We express no opinion on the application or potential application of the NS&IA in relation to the Company or any transaction contemplated herein.